Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated statement of earnings for the year ended December 31, 2009 gives effect to (a) the divestiture of the Kraft Foods pizza business as announced on January 5, 2010 (and closed on March 1, 2010) and (b) the acquisition of Cadbury by Kraft Foods (as completed on February 2, 2010), as if both transactions had occurred on January 1, 2009. The following unaudited pro forma balance sheet information at December 31, 2009 gives effect to the disposal of the pizza business and acquisition of Cadbury by Kraft Foods as if it had occurred on December 31, 2009.

Such unaudited pro forma financial information is based on the historical financial statements of Kraft Foods and Cadbury and certain adjustments which Kraft Foods believes to be reasonable, to give effect of these transactions, which are described in the notes to the statements below.

The unaudited pro forma financial information:

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does not purport to represent what the consolidated results of operations actually would have been if the Cadbury acquisition and Pizza divestiture had occurred on January 1, 2009 or what those results will be for any future periods or what the consolidated balance sheet would have been if the Cadbury acquisition and Pizza divestiture had occurred on December 31, 2009. The pro forma adjustments are based on information current as at April 14, 2010 (being the latest practicable date prior to the publication of this document); and

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has not been modified to reflect the impacts of certain Cadbury-related divestitures, which are insignificant to the combined company, and which are required to satisfy the European Commission’s condition to its anti-trust related approval of the acquisition of Cadbury; and

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has not been adjusted to reflect any matters not directly attributable to implementing the acquisition of Cadbury. No adjustment, therefore, has been made for actions which may be taken once the acquisition was completed, such as any of our integration plans related to Cadbury. As a result, the actual amounts recorded in the consolidated financial statements of Kraft Foods will differ from the amounts reflected in the unaudited pro forma financial statements, and the differences may be material.

The unaudited pro forma financial information has been compiled from the following sources with the following unaudited adjustments:

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U.S. GAAP financial information for Kraft Foods has been extracted without adjustment from Kraft Foods’ audited consolidated statement of earnings for the year ended December 31, 2009 contained in Kraft Foods’ Annual Report on Form 10-K filed with the SEC on February 25, 2010. No adjustment, therefore, has been made for actions which were taken after the offer was completed, such as any integration plans of Cadbury.

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Adjustments have been made to deduct the operations and net assets of Kraft Foods’ pizza business and to reflect the impact of proceeds received from the sale. The basis for these adjustments is explained in the notes accompanying the tables.

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IFRS financial information on Cadbury has been extracted without material adjustment from the Cadbury audited consolidated financial statements for the year ended December 31, 2009, contained in this Form 8-K. Such financial information has been translated into U.S. dollars using the methodology and the exchange rates, noted below. Financial information summarizing the material differences between U.S. GAAP and International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) has not been adjusted to reflect any matters not directly attributable to implementing the Cadbury acquisition.

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Certain adjustments have been made to convert the Cadbury IFRS financial information to U.S. GAAP and to align those policies with Kraft Foods’ U.S. GAAP accounting policies. The basis for these adjustments is explained in the notes to the information accompanying the tables.

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Kraft Foods translated the results of operations of its foreign subsidiaries into U.S. dollars using average exchange rates during each period indicated. Kraft Foods translated balance sheet accounts into U.S. dollars using exchange rates at the end of each period indicated. Cadbury translated its historical financial information based on the requirements of IFRS. Based on its review of Cadbury’s historical financial statements and understanding of the differences between U.S. GAAP and IFRS, Kraft Foods is not aware of any further adjustment that it would need to make to Cadbury’s historical financial statements relating to foreign currency translation. The pro forma adjustments in this table have been translated from pounds sterling to U.S. dollars using Kraft Foods’ historic exchange rates. The average exchange rate applicable during the periods presented for the unaudited pro forma consolidated statement of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet are:

		$/£1
December 31, 2009	Average Spot Rate	1.5608
December 31, 2009	Period End Rate	1.6170

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Financial Information;

•	the consolidated financial statements of Kraft Foods for the year ended December 31, 2009 and the notes relating thereto; and

•	the consolidated financial statements of Cadbury for the year ended December 31, 2009 and the notes relating thereto, included in this Form 8-K.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the year ended December 31, 2009

(in millions of U.S. dollars, except common share amounts and as indicated)

		Pro Forma Adjustments
	Kraft Foods	Cadbury IFRS (in £)	Cadbury IFRS (in $)	Adjustments	Note	Pro Forma Kraft Foods
Net revenues	$40,386	£5,975	$9,326	$(1,666)	3(h), 3(m)	$48,046
Cost of sales	25,786	3,210	5,010	(1,067)	3(d), 3(i), 3(m) 3(l)iv	29,729

Gross profit	14,600	2,765	4,316	(599)		18,317
Marketing, administration and research costs	9,108	2,094	3,269	(99)	3(j), 3(m), 3(l)i, 3(l)iii, 3(l)iv	12,278
Asset impairment and exit costs	(64)	164	256			192
Losses / (gains) on divestitures, net	6					6
Amortization of intangibles	26			156	3(e), 3(m)	182

Operating income	5,524	507	791	(656)		5,659
Interest and other expense, net	1,237	129	201	505	3(c), 3(m), 3(l)ii	1,943

Earnings from continuing operations before income taxes	4,287	378	590	(1,161)		3,716
Provision for income taxes	1,259	103	161	(369)	3(l)v	1,051

Earnings from continuing operations	3,028	275	429	(792)		2,665
Noncontrolling interest	7	1	2			9

Earnings from continuing operations attributable to shareholders	$3,021	£274	$427	$(792)		$2,656

Per share data attributable to shareholders:
Basic earnings per share from continuing operations	$2.04					$1.53

Diluted earnings per share from continuing operations	$2.03					$1.52

See notes to pro forma financial statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at December 31, 2009

(in millions of U.S. dollars, except as indicated)

		Pro Forma Adjustments
	Kraft Foods	Cadbury IFRS (in £)	Cadbury IFRS (in $)	Adjustments		Note	Pro Forma Kraft Foods
ASSETS
Cash and cash equivalents	$2,101	£237	$383	$			$2,484
Short-term investments		29	47				47
Receivables	5,197	978	1,581		(364)	3(m)	6,414
Inventories, net	3,775	748	1,210		(24)	3(a)ii, 3(g)	4,961
Deferred income taxes	730				13	3(m)	743
Other current assets	651	133	215		364	3(m)	1,230

Total current assets	12,454	2,125	3,436		(11)		15,879
Property, plant and equipment, net	10,693	1,869	3,022		361	3(a)ii, 3(g)	14,076
Goodwill	28,764	2,176	3,519		5,512	3(a)ii, 3(g)	37,795
Intangible assets, net	13,429	1,626	2,629		9,871	3(a)ii	25,929
Other assets	1,374	333	538		115	3(a)ii, 3(m)	2,027

TOTAL ASSETS	$66,714	£8,129	$13,144		$15,848		$95,706

LIABILITIES
Short-term borrowings	$453	£268	$433		$(125)	3(m)	$761
Current portion of long-term debt	513				125	3(m)	638
Accounts payable	3,766	1,577	2,550		(1,245)	3(m)	5,071
Accrued marketing	2,181						2,181
Accrued employment costs	1,175						1,175
Other current liabilities	3,403	589	952		910	3(a)ii, 3(b), 3(l)iii, 3(m)	5,265

Total current liabilities	11,491	2,434	3,935		(335)		15,091
Long-term debt	18,024	1,350	2,183		8,781	3(a)i, 3(a)ii, 3(g)	28,988
Deferred income taxes	4,508	163	264		3,432	3(a)ii, 3(l)v	8,204
Accrued pension costs	1,765	504	815		16	3(l)iv	2,596
Accrued postretirement health care costs	2,816						2,816
Other liabilities	2,138	156	252		771	3(l)iii, 3(l)iv, 3(k), 3(m)	3,161

TOTAL LIABILITIES	40,742	4,607	7,449		12,665		60,856

Contingencies

EQUITY
Common stock, no par value
Additional paid-in capital	23,611	234	378		7,039	3(a)i, 3(f)	31,028
Retained earnings	14,636	2,614	4,227		(2,798)	3(b), 3(f), 3(g)	16,065
Accumulated other comprehensive losses	(3,955)	654	1,058		(1,058)	3(f)	(3,955)
Treasury stock, at cost	(8,416)						(8,416)

Total Shareholders’ Equity	25,876	3,502	5,663		3,183		34,722
Noncontrolling interest	96	20	32				128

TOTAL EQUITY	25,972	3,522	5,695		3,183		34,850

TOTAL LIABILITIES AND EQUITY	$66,714	£8,129	$13,144		$15,848		$95,706

See notes to pro forma financial statements.

NOTES

1. BASIS OF PRESENTATION

The unaudited pro forma financial information has been compiled from underlying financial statements prepared in accordance with U.S. GAAP and IFRS and reflects the Cadbury acquisition by Kraft Foods and the divestiture of Kraft’s Pizza business.

The unaudited pro forma financial information should be read in conjunction with the underlying financial information from which it was extracted without material adjustment: (a) the audited consolidated financial statements of Kraft Foods as at and for the year ended December 31, 2009, prepared in accordance with U.S. GAAP; and (b) the audited consolidated financial statements of Cadbury as at and for the year ended December 31, 2009, prepared in accordance with IFRS.

The underlying financial information of Kraft Foods has been derived from the audited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Annual Report on Form 10-K filed with the SEC on February 25, 2010. The underlying financial information for Cadbury has been derived from the audited consolidated financial statements of Cadbury for the year ended December 31, 2009 contained in this Form 8-K.

The Cadbury acquisition has been treated as an acquisition, with Kraft Foods as the acquirer and Cadbury as the acquiree, assuming that the Cadbury acquisition had been completed on January 1, 2009, for the unaudited pro forma consolidated statement of earnings and on December 31, 2009, for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma financial information is not intended to reflect the financial position and results which would have actually resulted had the Cadbury acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Kraft Foods. These accounting policies differ in certain respects from those of Cadbury. The adjustments made to align Cadbury’s IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies are described in note 3(l).

The Cadbury balances have been translated from pounds sterling to U.S. dollars using average exchange rates applicable during the periods presented for the unaudited pro forma consolidated statement of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet.

3. OTHER PRO FORMA ADJUSTMENTS

(a) Estimated Purchase Consideration

Estimated purchase consideration and related excess purchase consideration over book value of net assets acquired are as follows (in millions):

		Notes
Cadbury shares outstanding as of February 2, 2010	1,377	i.
Estimated Cadbury shares to be issued pursuant to conversion of stock options, long term incentive plans, and change in control provisions	18

Total Cadbury shares and share equivalents prior to transaction	1,395

Exchange ratio	0.1874

Total Kraft Foods shares to be issued	262

Weighted average Kraft Foods closing share price when tendered	28.36

Total value of Kraft Foods shares to be issued	7,417	i.
Total cash consideration paid at 500 pence per Cadbury share	11,129

Total purchase price	18,546
Less: book value of net assets acquired	(1,921)	ii.
Less: fair value adjustments	(7,119)	ii.

Residual goodwill	$9,506	ii.

i.	Kraft Foods acquired Cadbury pursuant to an offer in which each holder of one Cadbury ordinary share was entitled to 500 pence in cash and 0.1874 shares of Kraft Foods common stock.

The ordinary share portion of the estimated purchase consideration was calculated using a price of $28.36 for each share of Kraft Foods common stock based on the weighted average of the closing market price of Kraft Foods common shares on the date Cadbury shareholders tendered their shares. The number of shares of Kraft Foods common stock assumed to be issued is 261.5 million.

For purposes of preparing these pro forma financial statements, Kraft Foods has assumed that funding came from the net proceeds from the sale of the pizza business and the notes issued February 8, 2010. The cash portion of the estimated purchase consideration, payable in U.K. pounds, was translated based on an exchange rate of £1 : $1.5950 which is the weighted average of the exchange rates on the date shares were tendered to Kraft Foods.

ii.	Fair value adjustments

Except as noted below, the carrying value of assets and liabilities in Cadbury’s financial statements are considered to be a proxy for the fair value of those assets and liabilities. As this allocation is based on preliminary estimates, additional adjustments to record the fair value of all assets and liabilities and adjustments for consistency of accounting policies and to reflect Cadbury under U.S. GAAP may be required.

For purposes of the pro forma analysis, the following adjustments were made to reflect our preliminary estimate of the fair value of net assets acquired:

•	Inventories have been increased $58 million.

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The intangible assets of Cadbury have been increased $9,871 million to a total value of $12,500 million to reflect our preliminary estimate of the fair value of intangible assets, including trade names and customer lists.

•	The property, plant and equipment has been increased $678 million to a total value of $3,700 million to reflect our preliminary estimate of the fair value.

•	Other noncurrent assets have been increased $86 million to reflect the fair value of investments in associates.

•	Long-term debt has been increased $135 million.

•	Deferred tax liabilities were increased $3,439 million in connection with these increases.

No other adjustment was made to the assets and liabilities of Cadbury. Goodwill representing the total excess of the purchase consideration over the fair value of the assets acquired was $9,506 million. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

(b) Transaction Costs

We have estimated that total Cadbury acquisition related costs will be $200 million. These costs have been accrued as a current liability, net of a $20 million tax benefit. Because we are required to expense these costs as they are incurred, we have charged them to retained earnings as of December 31, 2009. No adjustment has been made to the unaudited pro forma consolidated statement of earnings for these costs as they are non-recurring.

(c) Interest Expense

An adjustment to record pro forma interest expense of $451 million was made for the year ended December 31, 2009. The interest charges are based on the weighted average interest rate on $8,646 million of the $9,500 million notes issued as if such amount was issued at January 1, 2009 and outstanding at December 31, 2009. The $8,646 million of notes issued is based on $11,129 million of cash consideration less the net proceeds of $2,483 million from the sale of the pizza business. The weighted average interest rate on these notes of 5.211% was used to calculate interest expense.

(d) Depreciation Expense

Property, plant and equipment was increased by $678 million to its fair value. Exclusive of land, the weighted average remaining useful life of these assets is estimated at 9 years. An adjustment to increase estimated depreciation expense of $14 million was made for the year ended December 31, 2009. Total annual depreciation expense after this adjustment is $360 million.

(e) Amortization Expense

Definite lived intangible assets were recorded at their fair value of $2,400 million. The weighted average useful life of the intangible assets is estimated at 15 years. An adjustment to record estimated amortization of $150 million was made for the year ended December 31, 2009. Total annual amortization expense after this adjustment is $156 million.

(f) Elimination of Cadbury Shareholders’ Equity

An adjustment to eliminate Cadbury’s Additional Paid in Capital of $378 million, Retained Earnings of $4,227 million and Accumulated Other Comprehensive Income of $1,058 million was recorded in the pro forma consolidated balance sheet at December 31, 2009. This adjustment includes the net impact of U.S. GAAP adjustments described in note 3(l)

(g) Sale of the Pizza Business

Retained earnings have been adjusted by $1,609 million for the estimated gain from the sale of the pizza business which was calculated as follows:

		Notes
Total consideration	3,700
Book value of net assets	(874)	i.
Transaction costs and other accruals	(34)	ii.

Pre-tax gain	2,792
Income tax provision	(1,183)

After-tax gain	$1,609	ii.

i.	The book value of the assets transferred includes $82 million of inventories, $317 million of property, plant and equipment, and $475 million of goodwill.

ii.	Transaction costs and other accrued expenses

We have estimated that total sale related costs and other accrued expenses will be $34 million. These costs have been recorded as a deduction from the sale proceeds in determining the gain on sale.

iii.	Income tax provision

We have assumed that income taxes were paid using proceeds from the sale.

The total net cash proceeds are assumed to be $2,483 after the payment of accrued expenses and the income tax provision. We have assumed that the proceeds were used to the decrease the borrowings used for the purchase of Cadbury.

(h) Net Revenues

Net revenues were reduced $1,632 million for the year ended December 31, 2009, to reflect the removal of the pizza business operations from continuing operations.

(i) Cost of Sales

Cost of sales was reduced $968 million for the year ended December 31, 2009, to reflect the removal of the pizza business operations from continuing operations.

(j) Marketing, Administration and Research Costs

Marketing, administration and research costs were reduced $323 million for the year ended December 31, 2009, to reflect the removal of the pizza business operations from continuing operations.

(k) Indemnification Liabilities

Noncurrent liabilities have been increased $446 million and current liabilities have been decreased $262 million at December 31, 2009 to reflect a change in the anticipated timing of payment and amount of the estimated liability related to indemnifications granted to third parties.

(l) Pro Forma U.S. GAAP Adjustments

The following adjustments have been made to align the Cadbury IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies.

i.	Deferred Gain on Sale and Leaseback of Land and Building

Under IFRS, profit or loss arising on the sale and operating leaseback of property, plant and equipment may generally be recognized in the period in which the sale takes place. Under U.S. GAAP, a sale and leaseback of property, plant and equipment must first qualify for such accounting and then the profit or loss appraised is recognized depending upon the amount of use that the seller will retain of the property. Otherwise, the gain must be deferred and recognized over the lease period.

In 2006, Cadbury sold a property and leased it back resulting in the deferral of a gain under U.S. GAAP of $25 million which is recognized over the lease term. Marketing, administration and research costs were decreased $2 million for the year ended December 31, 2009, to recognize a portion of the gain. Other long term liabilities were not adjusted as the net impact of the adjustment for U.S. GAAP and the purchase accounting adjustment to fair value would have been zero.

ii.	Derivatives

Under IFRS, certain derivative instruments which qualified for hedge accounting had not met the requirements for hedge accounting under U.S. GAAP. Therefore, interest expense was increased by $5 million to adjust for the impact of the non-qualifying hedge.

iii.	Provisions

Under IFRS, Cadbury recognized provisions of $36 million for future expected legal costs, for onerous supplier contracts and payroll related taxes. Under U.S. GAAP, these would not have met Kraft Foods’ criteria for recognition. Other current liabilities have been reduced by $10 million and noncurrent liabilities by $26 million for these provisions. Marketing, administration and research costs have been increased by $12 million for the year ended December 31, 2009 to recognize the periodic expense for these items.

iv.	Retirement benefits

Upon the adoption of IFRS, Cadbury elected to recognize all cumulative actuarial gains and losses at the date of transition. Under IFRS, all future actuarial gains and losses are also recognized in full outside the income statement in retained earnings and presented in a statement of recognized income and expense. U.S. GAAP does not permit recognition of all actuarial gains and losses in a separate statement other than the primary income statement.

For the year ended December 31, 2009, $95 million of Cost of sales and $95 million of Marketing, administration and research costs were recorded to recognize actuarial losses which were not recognized under IFRS. As of December 31, 2009, accrued pension liabilities were increased by $16 million due to a change in the actuarial value.

v.	Taxation

In order to recognize the tax benefit of a filing position, U.S. GAAP requires it be more likely than not to be sustained upon an audit. As this interpretation does not exist under IFRS, additional liabilities of $59 million related to uncertain tax positions were recorded as of December 31, 2009.

There was no net deferred tax impact related to these pro forma adjustments.

In the statement of operations, income tax expense was reduced by $62 million for the year ended December 31, 2009.

Also, under IFRS, Cadbury disclosed the deferred tax assets and liabilities as non-current. Under U.S. GAAP, deferred taxes are classified between current and non-current portion, depending on the items they relate to, disclosed separately and presented on a net basis, by tax jurisdiction. Note 3(m) further describes reclassification to reflect this difference.

(m) Reclassifications

Certain balances were reclassified from the financial statements of Cadbury so their presentation would be consistent with Kraft Foods.

The following reclassifications were made to the balance sheet as at December 31, 2009 (in millions):

Inc (Dec)
Receivables	$(364)
Other current assets	364
Deferred income tax assets—current	13
Other noncurrent assets – deferred income taxes	29
Accounts payable	(1,245)
Other current liabilities	953
Short-term borrowings	(125)
Current portion of long-term debt	125
Deferred income tax liabilities—current	32
Deferred income tax liabilities—noncurrent	10
Other noncurrent liabilities	292

The following reclassifications were made to the statement of operations for the year ended December 31, 2009 (in millions):

Inc (Dec)
Revenues	$(34)
Cost of sales	(208)
Interest and other expense, net—the removal of interest income on postretirement employee benefits	49
Amortization of intangibles	6
Marketing, administration and research costs	119

(n) Earnings per Common Share

Pro forma earnings per common share for the year ended December 31, 2009, have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding for the year ended December 31, 2009, has been calculated as if the acquisition shares had been issued and outstanding on January 1, 2009.

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2009:

	For the Year Ended December 31, 2009
	Historical Kraft Foods	Pro Forma Combined
	(in millions, except per share data)
Net earnings attributable to Kraft Foods from continuing operations	$3,021	$2,656

Weighted-average shares for basic EPS	1,478	1,740
Plus incremental shares from assumed conversions of stock options and long-term incentive plan shares	8	8

Weighted-average shares for diluted EPS	1,486	1,748

Basic earnings per share attributable to Kraft Foods from continuing operations	$2.04	$1.53

Diluted earnings per share attributable to Kraft Foods from continuing operations	$2.03	$1.52